Exhibit 10.23

                              Consulting Agreement

Between:
AdZone Research, Inc. (Company)
and
John A. Cardona (Consultant)

The company agrees to contract the consultant for services as consultant for a period of one year beginning January 18, 2003.

The consultant will provide services relating to sales, marketing, PR and business expansion.

The consultant will be paid $3,500 per month in stock (issued at the end of each month at the current closing price of each weeks low price and will be issued monthly and a issuance resolution being generated).

The consultant will be paid $100 per week in cash. In addition to the above totals.

The consultant's total compensation shall be equal to the total compensation earned by Charles A. Cardona, CEO. The amounts will be paid in cash equal to Charles A. Cardona, CEO cash or any amounts not paid as outlined above, shall be accrued, the choice being John A. Cardona's.



AdZone Research, Inc.



John A Cardona